                                                  Exhibit 10.11.3


                        SECOND AMENDMENT

                               TO

                    POWER PURCHASE AGREEMENT

                        _________________

     This SECOND AMENDMENT, dated as of March 1, 1988 ("Second
Amendment"), to the Power Purchase Agreement, dated March 10,
1986, between O'Brien Energy Systems, Inc. ("Seller") and Jersey
Central Power & Light Company ("JCP&L").

                      W I T N E S S E T H :

     WHEREAS, the Power Purchase Agreement provides for the purchase by JCP&L of the capacity and energy from Seller's Cogeneration Facility with a nameplate rating of 52 MW/Hr. to be constructed by Seller at the Newark Boxboard plant in Newark, New Jersey;
     WHEREAS, by letter agreement dated June 2, 1986 ("First Amendment"), the Parties have amended the Power Purchase Agreement in certain respects (the Power Purchase Agreement, as so amended by the First Amendment being hereinafter referred to as the "Agreement");
     WHEREAS, Seller has advised JCP&L that construction of the Facility has been delayed and has requested that the Date of Initial Commercial Operation as provided in the Agreement therefore be extended;

     WHEREAS, JCP&L is willing to extend the Date of Initial Commercial Operation as requested by Seller, subject, however, to the terms and conditions hereof; and
     WHEREAS, the Parties desire to amend the Agreement in certain other respects.
     NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties hereby agree as follows:
1. Article III - Definitions. Article III of the Agreement is hereby amended as follows:
     (a)  By revising the definition of "Contract Capacity" in
     Article 3.6 to read in its entirety as follows:
          3.6 "Contract Capacity" means the maximum summer Peak Period producing capability the Generating Facility shall demonstrate according to GPU/PJM guidelines, as in effect from time to time, in MWH/Hr. which, in any event, shall not be less than 52 MWH/Hr.
     (b)  By adding the following defined term therein:
          3.16(a) "Major Facility Overhaul" means an outage of the Cogeneration Facility for a complete replacement or reconditioning of the Cogeneration Facility's electrical prime mover, one or more of its turbine-generators or its related boiler(s) due to ordinary wear and tear. Each such outage may occur not more often than once every five (5) years for a period of up to ninety (90) days each.

     (c)  By revising the definition of "On-Peak Period" in
     Article 3.19 to read in its entirety as follows:
          3.19  "On-Peak Period" means all hours from 8:00 A.M.
     to 8:00 P.M. prevailing time Monday through Friday, other than on New Year's Day, Memorial Day, Independence Day,
     Labor Day, Thanksgiving and Christmas.
     (d) By adding definitions of the terms "Off-Peak Season" and "On-Peak Season" as follows:
          3.18(a) "Off-Peak Season" means the months of March, April, May, October and November.
          3.19(a) "On-Peak Season" means the months of December through February and June through September.
2.   Article 4.1 - Duration of Agreement.  Paragraph B of Article
     4.1 of the Agreement is hereby amended in its entirety and new Paragraphs (C) through (H) are hereby added thereto to read in full as follows:
          (B) Seller has furnished JCP&L with a revised detailed engineering, permitting and construction schedule identifying all critical path items for project development and providing for Initial Commercial Operation of the Facility by April 1, 1990. Seller shall promptly advise JCP&L of any material revisions, modifications or changes to such schedules.

          (C) Seller shall furnish JCP&L with quarterly status reports describing the progress of the engineering, permitting and construction of the Facility. Such reports shall include, in reasonably sufficient detail, explanations of any delays in meeting scheduled dates for commencement or completion of any listed item.
          (D) Seller shall immediately notify JCP&L if Seller has not (i) obtained all critical path Federal, State and local environmental construction permits and authorizations to construct and operate the Facility and (ii) issued a purchase order, or entered into a legally binding commitment, for the Facility's principal energy conversion device on or prior to the dates specified in the schedules as initially submitted to JCP&L or as such schedules may subsequently be revised.
          (E) If the Initial Delivery Date has not occurred on or prior to April 1, 1990, JCP&L may terminate this Agreement upon written notice to Seller unless prior to such date, (1) Seller demonstrates to JCP&L's reasonable satisfaction that Seller has (a) commenced and there is ongoing a program of continuous construction of the Facility pursuant to which Seller has incurred or legally obligated itself to pay for direct construction expenses of not less than fifty (50%) percent of the projected direct construction costs of the Facility (which Seller shall certify to JCP&L on the basis of appropriate documentation) and (b) furnished JCP&L with a revised construction schedule for the Facility under which the Facility will be in Commercial Operation not later than April 1, 1991 and
     (2) Seller pays to JCP&L the full amount of liquidated damages set forth in Article XXII hereof, subject to refund as provided in paragraph (G) below. In such event, the Initial Delivery Date shall be extended to April 1, 1991, or such earlier date as Seller shall specify in such revised construction schedule.
          (F) If the Initial Delivery Date has not occurred on or prior to April 1, 1991, JCP&L may terminate this Agreement upon written notice to Seller unless prior to such date (a) Seller demonstrates to JCP&L's reasonable satisfaction that a continuous program of construction of the Facility is ongoing pursuant to which Seller has incurred or legally obligated itself to pay for direct construction expenses of not less than seventy-five (75%) percent of the projected direct construction costs of the Facility (which Seller shall certify to JCP&L on the basis of appropriate documentation) and (b) Seller has furnished JCP&L with a revised construction schedule for the Facility under which the Facility will be in Commercial Operation not later than April 1, 1992. In such event, the Initial Delivery Date shall be extended to April 1, 1992, or such earlier date as Seller shall specify in such revised construction schedule.

          (G) In the event this Agreement is not otherwise terminated pursuant to the provisions of this Article IV and Seller pays to JCP&L the liquidated damages amount as provided in Paragraph (E) above, then within thirty (30) days of the end of the billing period following the Initial
     Delivery Date, JCP&L shall credit Seller for amounts due to JCP&L hereunder or otherwise reimburse Seller for the full amount of such liquidated damage payment but without interest thereon.
          (H) If the Initial Delivery Date has not occurred for any reason, including but not limited to Force Majeure, on or prior to April 1, 1992, this Agreement may be terminated by JCP&L upon written notice to Seller.
3.   Article V - Operation and Maintenance.
          Article V of the Agreement is hereby amended in the following respects:
          (a) Paragraph A of Article 5.5 is amended to read in its entirety as follows:
          A. Each Party shall keep the other Party's Operating Representative informed as to the operating schedules of their respective facilities affecting each other's obligations hereunder, including any reduction in availability of Contract Capacity. In addition, Seller shall furnish JCP&L with an annual forecast not later than January 1 of each year following the Initial Delivery Date setting forth the expected dates and anticipated duration of each scheduled outage for the succeeding twelve (12) months. Seller shall notify
          JCP&L not less than thirty (30) days prior to the commencement of any scheduled outage, and of the anticipated duration thereof, and as soon as possible with respect to any unscheduled outage.
          (b) Article 5.7 is hereby amended to read in its entirety as follows:
          5.7 Seller shall use its best efforts to schedule and conduct routine maintenance outages of the Facility only during the Off-Peak Season except that Seller may conduct such scheduled outages of the Facility up to a total of thirty (30) hours during On-Peak Periods in the On-Peak Season in any year, exclusive, however, of a Major Facility
               Overhaul and any inspections required by law.
          (c) Article 5.8 is amended by adding the following at the end thereof:
          Seller shall furnish to JCP&L on each January 1 following the Initial Delivery Date reasonably satisfactory evidence that Seller has performed or caused to be performed all manufacturer-recommended maintenance and testing with respect to the Facility and any protective apparatus and interconnection equipment, including circuit breakers, relays and auxiliary equipment. Seller shall provide JCP&L with at least thirty (30) days prior written notice of its intent to test such equipment and JCP&L personnel may, if JCP&L desires, observe such testing.
          (d) Article 5.10 of is amended to read in its entirety as follows:
                    5.10  (a)  Seller shall generate and sell
               electric energy to JCP&L throughout the term of this Agreement and any extensions or renewals hereof at an annual level for On-Peak Periods which, commencing on January 1 of the fourth full year of operation of the Facility following the Initial Delivery Date and for each year thereafter ("Production Year"), shall be not less than 85% of the average annual generation output achieved for On-Peak Periods during the three (3) immediately preceding years of operation of the Facility
               ("Average Generation").
                    (b)  If the actual annual amount of electric
               energy delivered from the Facility to JCP&L during On-Peak Periods for any Production Year ("Actual Generation") is less than 85% of the Average
               Generation, then Seller shall pay JCP&L a performance deficiency payment equal to the number of kwh by which (x) 85% of the Average Generation exceeds (y) the Actual Generation, multiplied by the then variable pricing component as paid during On-Peak Periods in cents per kwh.

                    (c)  For purposes of calculating the Actual
               Generation of the Facility during a Production Year, there shall be added to the actual amount of electricity delivered from the Facility to JCP&L during On-Peak Periods 85% of any kwh which the Facility does not deliver (based upon the Contract Capacity of the Facility) during On-Peak Periods during such Production Year due to (i) Force Majeure as provided in Article XI hereof, (ii) a Major Facility Overhaul and (iii) a disconnection of the Facility or an interruption, curtailment or reduction of purchases of electricity by JCP&L pursuant to Articles 5.3 or 7.6 hereof, other than pursuant to Article 7.6(e) hereof.
                    (d)  Seller shall make any performance
               deficiency payment due to JCP&L in six (6) equal monthly payments by applying said monthly payments against amounts due from JCP&L for electric energy delivered during the first six (6) months of the year following the year for which the performance deficiency payment statement applies. If Seller does not deliver sufficient electric energy to JCP&L in any month to allow the full set-off of the monthly payment as provided herein, Seller shall pay to JCP&L within ten (10) days after the end of such month, any amount which cannot be set-off. Any and all amounts due and owing to JCP&L under this Article V shall be immediately due

<Page

               and payable by Seller in the event of a
               termination of this Agreement.
                    (e)  JCP&L shall submit to Seller a
               performance deficiency payment statement setting forth the amount of any performance deficiency payment to be made by Seller to JCP&L pursuant to this Article V within thirty (30) days after the close of each year for which a performance deficiency payment has been incurred.
                    (f) If JCP&L does not receive written notice from Seller of any objection to the performance deficiency payment statement within fifteen (15) days from the date of Seller's receipt thereof, said statement shall be deemed conclusive and binding on the Parties absent manifest error.
                    (g)  Seller shall demonstrate the ability of
               the Facility to provide JCP&L with the specified Contract Capacity within thirty (30) days after the Initial Delivery Date. Thereafter, twice annually at JCP&L's request, Seller shall once, during On-Peak summer months (June through September) and once during On-Peak winter months (December through February), demonstrate the ability of the Facility to provide Contract Capacity for such period of time as is required by PJM from time to time for all PJM suppliers. Demonstration of Contract Capacity shall be at Seller's expense and conducted at a time and pursuant to procedures as may be required by applicable PJM rules, regulations and guidelines and, to the extent not inconsistent therewith, as mutually agreed upon by the Parties. If Seller fails to demonstrate the ability of the Facility to provide Contract Capacity, the Contract Capacity component (fixed price component) of the price to be paid for energy, as set forth in Appendix A hereto, shall be reduced to the following amount for so long as Seller is unable to demonstrate the ability of the Facility to provide Contract Capacity:
            Demonstrated Capacity  x  Capacity Component of Price
            Contract Capacity         (fixed price component)

4.   Articles 5.11, 5.15 and 5.16.  Articles 5.11, 5.15, and 5.16
     of the Agreement are hereby deleted in their entirety and shall have no further force or effect.
5.   Article VI - Measurement and Metering.
          Paragraph A of Article 6.5 is hereby amended by revising the first sentence thereof to read in full as follows:
          A. The accuracy of the Wheeling Utility's measuring equipment shall be tested and verified by Seller or the Wheeling Utility at reasonable intervals, but not less often than once annually, and, if requested, in JCP&L's presence.

6.   Article VII - Terms of Sale.
          (a) Article 7.1 is hereby amended by including the language at the end thereof before the period: "up to a maximum of 52 MWH/Hr.; provided, however, that if offered by Seller, JCP&L may agree to purchase additional energy from the Facility up to a maximum of 56 MWH/Hr. except that notwithstanding anything contained in this Agreement or Appendix A to the contrary, the price paid for such additional energy shall be 90% of the On-peak or Off-peak, as applicable, PJM billing rate as then in effect".
          (b)  Article 7.3(c) is hereby amended to read in full
     as follows:
               (c) On or before Thursday of each week, Seller shall also furnish to JCP&L estimates of the Facility's energy production for that week. Actual performance information as required from time to time for PJM reporting purposes will be supplied by Seller to JCP&L upon request.
          (c) Article 7.6(d) is hereby amended by changing the reference "400 kwh" in the penultimate line thereof to "400 hours".
7.   Article IX - Billings and Records.
          Article 9.1 is hereby amended by replacing the phrase "the end of each monthly billing period" in the third line thereof with the phrase "receipt by JCP&L of an official billing statement from the Wheeling Utility showing the amount of Electricity delivered from the Facility to JCP&L during a monthly billing period in sufficient detail for JCP&L to calculate amounts due to Seller hereunder."
8.   Article XII - Insurance, Liability and Indemnification.
          Article 12.1 is hereby amended to read in full as
     follows:
          12.1 Insurance.
          (A) Seller agrees to keep the Facility continuously insured with reputable insurance companies against loss or damage in the amounts and for the risks that property of similar character is usually so insured by entities owning and operating like properties.
          (B) Seller shall maintain in effect insurance coverage for the Facility with initial minimum limits as follows:
                  Insurance                        Limits

     1.a.   Worker's Compensation          As required by
            Insurance                          statute

       b.   Employer's Liability           $500,000
            Insurance

     2.Comprehensive General Liability     (Public Liability)

     Insurance including:

       a.   Bodily Injury                  $1,000,000 per
                                           occurrence
            and

            Property Damage                $1,000,000 combined
                                           single limit per
                                           occurrence

       b.   Bodily Injury and Property     $1,000,000 combined
            Damage                         single limit per
                                           occurrence

       c.   Personal Injury                $500,000 per
                                           occurrence
     3.Automobile Liability Insurance (owned, hired & non-owned):

       a.   Bodily Injury                  $500,000 per Accident

       b.   Property Damage                $500,000 per Accident



     4. Seller shall also procure and maintain in effect business interruption and property hazard insurance in sufficient amounts to cover and otherwise insure against reasonable business risks associated with damage to or other interruption or loss of use of the Facility and appurtenant equipment.

     5. JCP&L may, upon ninety (90) days prior written notice, require Seller and Seller shall, from time to time, increase the foregoing initial limits to amounts which shall be reasonable, based upon commercial availability of such increased limits at commercially reasonable terms and the location, size and type of the Facility, to meet changed circumstances and then current industry practice.
          (C) Seller's liability insurance (other than its worker's compensation insurance) shall include provisions or endorsements providing that such policies shall not be cancelled or their limits of liability reduced without thirty (30) days prior written notice to JCP&L.

          (D) A copy of each such insurance policy, certified as a true copy by an authorized representative of the issuing insurance company or in lieu thereof, a certificate in form satisfactory to JCP&L certifying to the issuance of such insurance, shall be furnished to JCP&L on or before the Initial Delivery Date and fifteen (15) days prior to the expiration date of each such policy.

9. Article 13.2 - Remedies for Breach. Article 13.2 is hereby amended to read in its entirety as follows:

     13.2(A)  Remedies for Breach.
          (i) In the event of a breach of this Agreement, as defined in Article 13.1 hereof, the non-breaching Party may terminate this Agreement by giving written notice of such breach and termination to the Party in breach, whereupon the non-breaching Party shall be excused and relieved of all further liability and obligations hereunder.
          (ii) Notwithstanding the foregoing, in the event of a breach of this Agreement the non-breaching Party shall be entitled (x) to commence an action in the nature of specific performance to require the breaching Party to cure such breach and specifically perform its duties and obligations under this Agreement in accordance with the terms and conditions hereof and (y) to exercise such other rights and remedies as it may have at equity or at law.

     13.2(B)  JCP&L's Right to Operate.
          If at any time during the term of this Agreement Seller breaches this Agreement, or Seller fails to operate and maintain the Facility in accordance with the terms and conditions hereof for a period of sixty (60) days after written notice from JCP&L and during such period Seller does not take or has not taken reasonable steps to cure such breach or correct such failure, JCP&L may, at its sole election and without any obligation to so do, assume management control of, and otherwise operate, the Facility and all the appurtenant equipment necessary to deliver electricity to JCP&L's system. Such right to assume operation of the Facility shall be limited by and subject to the following:
          (1) JCP&L may exercise its option to assume management control and operation of the Facility and the appurtenant equipment after having given ten (10) days written notice of its intentions to Seller.
          (2) JCP&L shall promptly return operation and management control of the Facility to Seller at such time as Seller demonstrates to JCP&L's satisfaction that Seller is able to resume performance of its obligations, duties, and responsibilities under this Agreement.
          (3) Seller shall at all times retain legal title to and ownership of the Facility.

          (4) JCP&L's assumption of management control and/or operation of the Facility and appurtenant equipment shall not be construed as creating any duty or responsibility on JCP&L's part for the continued or economic operation of the Facility for the benefit of Seller or any third party.
          (5) Seller shall indemnify, defend, and hold JCP&L harmless from and against all damages, claims, actions, and lawsuits (including but not limited to legal fees and expenses) which JCP&L may suffer or incur as a result of assuming management control and operation of the Facility.
          (6) Seller shall reimburse JCP&L for any and all costs and expenses reasonably incurred by JCP&L in assuming operation of and operating the Facility, or at its sole discretion, JCP&L may set off such costs and expenses against any amounts due Seller under this Agreement.
          (7) Seller hereby waives any and all claims, damages, actions and lawsuits which it may have against JCP&L (other than claims for damages arising out of JCP&L's gross negligence) as a result of any personal injury, damage to or impairment of the environment, or damage resulting to any property (including but not limited to the Facility) during such time that JCP&L has undertaken management control and operation of the Facility pursuant hereto; provided, however, that JCP&L shall at all times take such reasonable steps as may be necessary to operate the Facility in accordance with all applicable laws, governmental regulations and regulatory requirements.

          (8) Notwithstanding the foregoing, should JCP&L assume management control and operation of the Facility hereunder, JCP&L may at any time return operation and control of the Facility to Seller without any further liability or obligation on the part of JCP&L.

10.  Article 15.2 - Service of Notice.
          Article 15.2(l) is hereby amended to provide that
     notices to Seller shall be addressed as follows:
               O'Brien Energy Systems, Inc.
               225 South Eighth Street
               Philadelphia, Pennsylvania  19106
               Attention:     Jeffrey Barnes,
                              Executive Vice President

11. A new Article 22 is hereby added to the Agreement to provide as follows:
                           ARTICLE 22
                       LIQUIDATED DAMAGES

          22.1 If Seller shall abandon or fail to complete the Facility before the Initial Delivery Date and this Agreement is therefore terminated, it is acknowledged and agreed that JCP&L will suffer damages which, as the result of JCP&L's dependence upon the delivery of the Facility's energy and capacity hereunder, JCP&L would be unable to mitigate fully. JCP&L and Seller agree that the amount of actual damages suffered by JCP&L under the foregoing circumstances would be difficult or impossible to measure. Therefore, JCP&L and Seller agree that if the Facility shall fail to commence Commercial Operation on or before the Initial Delivery Date, as the same may be extended, set forth in Article 4 of this Agreement, Seller shall pay to JCP&L a one-time liquidated damage amount equal to ten dollars ($10.00) per kw of the anticipated Contract Capacity of the Facility as set forth in Preface A (Project Summary) to this Agreement. Seller will secure payment of this amount by providing to JCP&L not later than thirty (30) days following the issuance of an order by the New Jersey Board of Public Utilities approving the Second Amendment to the Agreement, a non-cancellable surety bond or irrevocable bank letter of credit in form and substance reasonably acceptable to JCP&L upon which JCP&L can draw if the Facility does not achieve Commercial Operation by the Initial Delivery Date. Said surety bond or letter of credit will be renewed by Seller not later than 10 days prior to its stated expiration date. At Seller's option, the surety bond or letter of credit may be replaced with other security acceptable to JCP&L. Notwithstanding anything contained in this Agreement to the contrary, if Seller should fail to renew the surety bond, letter of credit or other security accepted by JCP&L on or before the tenth day prior to its stated expiration date, JCP&L shall be entitled, without further notice to Seller, to draw on such surety bond, letter of credit or other security. Upon receipt of payment thereunder, JCP&L shall hold the funds pending (i) a renewal of the surety bond, letter of credit or other security, in which event JCP&L shall refund such funds to Seller or (ii) a termination of this Agreement as herein provided in which case JCP&L shall retain the funds in accordance with the terms hereof.
          12. A new Article 23 is hereby added to the Agreement to provide as follows:

                           ARTICLE 23
                            COVENANTS

          23.1 Seller hereby covenants and agrees that prior to the Initial Delivery Date, Seller shall at its own cost and expense obtain all material permits, licenses and other authorizations from governmental authorities as may be required to construct, operate and maintain the Facility and to perform its obligations hereunder, and during the term hereof, Seller shall furnish to JCP&L copies of each such permit, license and authorization promptly following receipt thereof. Seller shall maintain in full force and effect all such governmental permits, licenses and authorizations as may be necessary for the construction, operation or maintenance of the Facility.

     13.  Appendix A - Schedule of Electricity Purchase Prices.
               Paragraph A.1 of Appendix A is hereby amended to read in its entirety as follows:
               Price: Buyer shall pay the following amounts to Seller for electricity delivered to Buyer:

                    A.   For electricity delivered in an On-Peak
               Period prior to January 1, 2000, 120% of the applicable rate times the electricity delivered in the On-Peak Period. For electricity delivered in the On-Peak Period after January 1, 2000, 110% of the applicable rate times the electricity delivered in the On-Peak Period.
                    B. For electricity delivered in an Off-Peak Period prior to January 1, 2000, 88.9% of the applicable rate times the electricity delivered in the Off-Peak Period. For electricity delivered in an Off-Peak Period after January 1, 2000, 92% of the applicable rate times the electricity delivered in the Off-Peak Period.
     14. Paragraph A.2B of Appendix A is hereby amended and a new Paragraph A.2C is hereby added to read in their entirety as follows:
                    B.   The Adjusted Base Rate (as determined
               pursuant to Article A.3) for deliveries on or after April 1, 1986, excluding deliveries prior to the demonstration of Contract Capacity as provided in this Agreement.
                    C.   The applicable On-Peak or Off-Peak PJM
               billing rate to GPU minus 10% for energy delivered prior to the demonstration of Contract Capacity as provided in this Agreement.

     15. Effectiveness; Regulatory Approval. This Second Amendment shall become effective and binding upon the Parties hereto upon execution hereof and issuance of a final order by the New Jersey Board of Public Utilities approving this Second Amendment as so executed, and without terms and conditions unreasonably to either Party.
     16.  Captions; Miscellaneous.
               All indexes, titles, subject headings, section titles and similar items are provided for the purpose of reference and convenience only and are not intended to be inclusive, definitive or to affect the meaning of the contents or scope of this Second Amendment. Unless otherwise defined in this Second Amendment, capitalized terms shall have the meaning ascribed to them in the Agreement.
     17.  Choice of Law.
               This Second Amendment shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to contracts made and to be performed in that State.
     18.  Entire Agreement; Severability.
               The Agreement, as further amended by this Second Amendment, supersedes any and all oral or written agreements and understandings heretofore made relating to the subject matter hereof, and constitutes the entire agreement and understanding of the Parties relating hereto. Should any provision of this Amendment be held invalid or unenforceable, such provision shall be invalid or unenforceable only to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable any other provision thereof. Except as amended by this Second Amendment, the Agreement shall remain in full force and effect.
19. Counterparts.
          This Second Amendment may be executed in any number of counterparts, and all such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.
          IN WITNESS WHEREOF, the parties by their authorized representatives have executed this Second Amendment as of the day and year first set forth above.

ATTEST:                          JERSEY CENTRAL POWER & LIGHT
                                 COMPANY

/s/ C.A. Marks                   By: /s/ E.J. McCarthy
Asst. Secretary


ATTEST:                          O'BRIEN ENERGY SYSTEMS, INC.

/s/ C.B. Balickie                By: /s/ Sanders Newman
Secretary                        Sr. V.P. - Sec. & Gen. Counsel